As filed with the Securities and Exchange Commission on February 12, 1999
                                        Registration No. 333-____________
_________________________________________________________________________

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
                         _____________________
                               FORM S-3
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                         _____________________

                             NEOPATH, INC.
        (Exact name of registrant as specified in its charter)

          Washington                          91-1436093
_______________________________         ______________________
(State or other jurisdiction of            (I.R.S. Employer
incorporation or organization)          Identification Number)

                        8271 - 154th Avenue NE
                       Redmond, Washington 98052
                            (425) 869-7284
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ALAN C. NELSON
            Chairman, President and Chief Executive Officer
                             NeoPath, Inc.
                        8271 - 154th Avenue NE
                       Redmond, Washington 98052
                            (425) 869-7284
  (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         _____________________
                              Copies to:
                         MICHAEL E. STANSBURY
                           Perkins Coie LLP
                    1201 Third Avenue, 40th Floor
                   Seattle, Washington 98101-3099
                           (206) 583-8888
                         _____________________
  Approximate date of commencement of proposed sale to the public:  As
soon   as   practicable  after  this  Registration  Statement  becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933,
please   check   the  following  box  and  list  the  Securities   Act
registration statement number of the earlier effective registration statement for the same offering. [ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                         _____________________
                    CALCULATION OF REGISTRATION FEE
______________________________________________________________________
                                    Proposed
                                    Maximum
                                   Aggregate
     Title of Each Class            Offering             Amount of
of Securities to Be Registered      Price(1)         Registration Fee
______________________________    ___________        ________________
Common Stock, par value $.01      $15,225,000             $4,233
per share
_____________________________________________________________________
(1)      Computed  in  accordance  with  Rule  457(o)  under  the
  Securities Act of 1933.
                         _____________________
  The   registrant  hereby  undertakes  to  amend  this   Registration
Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.


            Subject to completion, dated February 12, 1999

                           2,900,000 Shares
                             NEOPATH, INC.

                             Common Stock
                         _____________________

Certain shareholders of NeoPath may offer for sale up to 2,900,000 shares of common stock at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling shareholders may sell the common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions.

NeoPath will not receive any proceeds from the sale of the shares by the selling shareholders. NeoPath will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the shares.

The common stock trades on the Nasdaq National Market ("Nasdaq") under the symbol "NPTH." On February 9, 1999, the last reported sales price of the common stock on Nasdaq was $5.125 per share.


Investing  in  the common stock involves a high degree of  risk.   See
"Risk Factors" beginning on page 4.

                         _____________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                         _____________________

                           TABLE OF CONTENTS

FORWARD-LOOKING INFORMATION                                       3

HOW TO OBTAIN MORE INFORMATION                                    3

THE COMPANY                                                       4

     Recent Events                                                4

RISK FACTORS                                                      4

     History of Losses                                            5

     Need for Additional Capital                                  5

     Uncertainty of Market Acceptance                             5

     Market Consolidation; Concentration                          6

     Uncertainty of Product Regulatory Clearance                  6

     Limited Marketing, Sales and Service Experience              6

     Risks Inherent in International Transactions                 6

     Sole or Limited Source of Supply                             6

     Governmental Regulation of Manufacturing                     7

     Competition                                                  7

     Dependence on Reimbursement                                  7

     Dependence on Single Product Line                            8

     Product Liability                                            8

     Dependence  on Patents and Proprietary Rights; Risk  of
          Third-Party Claims of Infringement                      8

     Dependence on Key Personnel                                  9

     Highly  Volatile Stock Price; Potential Fluctuations in
          Future Quarterly Results                                9

     Year 2000 Issue                                              9

SELLING SHAREHOLDERS                                             10

PLAN OF DISTRIBUTION                                             11

VALIDITY OF COMMON STOCK                                         11

EXPERTS                                                          12

                      FORWARD-LOOKING INFORMATION

     This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statement as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this Prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.

                    HOW TO OBTAIN MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You may also read our filings at the SEC's web site at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. This information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     1.   NeoPath's  Annual  Report on Form 10-K for  the  year  ended
          December 31, 1997;

     2. NeoPath's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     3. The description of the common stock in NeoPath's Registration Statement on Form 8-A effective as of November 30, 1994, including any amendment or report filed to update the description; and

     4. All other documents filed by NeoPath pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     You may obtain copies of these documents (other than exhibits) free of charge by contacting NeoPath's corporate secretary at our principal offices, which are located at 8271 - 154th Avenue NE, Redmond, Washington 98052, telephone number (425) 869-7284.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                              THE COMPANY

     NeoPath develops and markets visual intelligence technology to increase accuracy in medical testing. NeoPath's initial products include two automated screening systems that integrate proprietary high-speed morphology computers, video imaging technology and sophisticated image interpretation software to capture and analyze thousands of microscopic images from a Papanicolaou ("Pap") smear slide for the early detection of cervical cancer.

     The FDA approved our AutoPap(R) 300 QC Automatic Pap Screener System (the "AutoPap QC") in 1995. The AutoPap QC is a rescreening device used for quality control and rescreening of previously screened Pap smear slides. Clinical studies have shown that the AutoPap QC detects a significantly higher proportion of undetected abnormal slides than procedures typically employed by clinical laboratories to meet federal rescreening requirements.

     The FDA approved our AutoPap(R) Primary Screening System (the "AutoPap Screener") in May 1998. The AutoPap Screener uses the same hardware components as the AutoPap QC, but uses enhanced software to perform the initial screening of Pap smear slides and to classify up to 25% of such slides as requiring no further review. Clinical studies have shown that the AutoPap Screener provides superior sensitivity and specificity when compared to existing laboratory practice. Currently it is the only instrument approved by the FDA that allows Pap smear slides to bypass human review. We believe that this feature of the AutoPap Screener provides customers with an economic incentive to adopt the technology.

     The "AutoPap System" refers to the AutoPap Screener and the AutoPap QC together.

Recent Events

     In the quarter ended December 31, 1998, we wrote off $3.1 million of intangible assets related to our Pathfinder System product line. The write-off did not involve any cash expenditure. NeoPath acquired the Pathfinder System product line in June 1997 for a total purchase price of $4.6 million, including transaction-related expenses. As a result of the purchase, we recognized $4.3 million in intangible assets that were to be amortized over five years. In accordance with required accounting practices, however, we compared the carrying value of these intangible assets to expected future discounted cash flows applicable to the Pathfinder product and, as a result of the analysis, wrote off the remaining balance of intangible assets. Pathfinder product sales accounted for 3 percent of total revenues in 1998.

     On February 9, 1999, NeoPath completed a $14.5 million private equity transaction in which we issued 2.9 million shares of common stock to investors at a price of $5.00 per share. On February 9, 1999, the last reported sale price of the common stock on Nasdaq was $5.125. NeoPath must file a shelf registration statement on Form S-3 allowing resale of the newly issued shares and use its best efforts to keep that registration statement effective for two years. In connection with the financing, NeoPath issued to Invemed Associates, Inc., an investment banking firm, five-year warrants to purchase 100,000 shares of common stock at an exercise price of $5.89 per share.

                             RISK FACTORS

     This prospectus and the documents we incorporate by reference contain forward-looking statements that involve risks and uncertainties. The statements in this prospectus that are not purely historical are forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," estimates," and similar expressions identify forward-looking statements. But the absence of these words does not mean the statement is not forward-looking. We cannot guarantee these statements, which are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the following risk factors, elsewhere in this prospectus and in the documents we have incorporated by reference. We will not update any forward-looking statements due to new information, future events or otherwise. Before investing in the common stock, you should consider carefully the following factors, as well as the information contained in the rest of this prospectus and in the documents we incorporate by reference.

History of Losses

     We   have  incurred  substantial  losses  since  we  began  doing
business.   As  of  September 30, 1998, our  accumulated  deficit  was
$105.8 million. We first began recognizing product revenue in 1996. For 1996, 1997 and the first nine months of 1998, we incurred losses of $59.4 million on revenues of $23.6 million. We expect continued losses in 1999 as we market the AutoPap Screener primarily under a fee-per-use strategy in the United States, continue product development initiatives (including additional clinical studies), and expand our manufacturing capability. We cannot guarantee that our business will ever become profitable.

Need for Additional Capital

     We expect negative cash flow from operations to continue at least through 1999. At December 31, 1998, NeoPath had approximately $9 million in cash and, although we received an additional $14.5 million in a recently closed equity financing, we may require additional funds to produce AutoPap Systems for our fee-per-use program and cover continuing losses. Our future capital requirements will depend on numerous factors, including:

-  sales of AutoPap Systems and fee-per-use revenues;

- research and development programs for the development of enhanced products;

-  additional clinical trials;

- relationships with existing and future corporate collaborators, if any;

-  competing technological and market developments;

-  the time and costs involved in obtaining regulatory approvals;

- the costs involved in filing, prosecuting, defending and enforcing patent claims; and

- the time and costs of manufacturing scale-up and commercialization activities.

     We estimate that our existing cash and cash equivalents will meet our capital requirements through 1999. We cannot guarantee that the assumptions underlying our estimates will prove to be accurate. We intend to seek additional funding through private debt financing to provide additional resources to support AutoPap System production. Adequate funds, whether obtained through financial markets or from collaborative or other arrangements with corporate partners or other sources, may not be available when needed or may not be available on favorable terms, if at all. If we raise additional funds by issuing equity securities, existing shareholders will suffer dilution of their interest in NeoPath. In addition, if we obtain additional funds through arrangements with collaborative partners, we may have to relinquish rights to certain of our technologies or potential products that we would otherwise seek to develop or commercialize ourselves.

Uncertainty of Market Acceptance

     Our products may never be commercially successful. NeoPath's growth depends on market acceptance of the AutoPap System by clinical laboratories, healthcare providers, third-party healthcare payers and patients. Our success also depends on customers' acceptance of our fee-per-use and sale programs. Even if our products gain market acceptance, the availability of reimbursement from third-party healthcare payers such as government and private insurance plans may limit our revenues.

Market Consolidation; Concentration

     Medical community or third-party healthcare payers may delay acceptance of an automated Pap smear screening or rescreening system that replaces or supplements current laboratory Pap smear review practices. Moreover, due to consolidation in the clinical laboratory industry, we expect that the number of potential domestic customers for our products will decrease. A significant proportion of our sales is concentrated among a relatively small number of customers, and this likely will be true for the foreseeable future. For the year ended December 31, 1998, approximately 28% of our revenues were from two customers. These factors increase our dependence on sales to the largest clinical laboratories and the bargaining power of those potential customers.

Uncertainty of Product Regulatory Clearance

     The U.S. government extensively regulates the manufacture and sale of medical diagnostic devices for commercial use. Government agencies in certain other countries impose similar requirements. The AutoPap Screener and AutoPap QC have been cleared for commercialization in the United States and in Japan, Canada, Australia, New Zealand, The Netherlands, Italy, Hong Kong, Korea, and Taiwan.

     Governmental regulatory agencies in the United States or elsewhere may not approve future commercial enhancements to the AutoPap System on a timely basis, if at all. Even if these agencies clear the enhanced products for sale, they may not confer the clinical indications we request, or the approval may contain significant limitations, such as warnings, precautions or contraindications, requests for postmarket studies, or additional regulatory requirements. Our regulatory applications may be delayed or rejected based on changes in regulatory policies or regulations. Although the FDA has inspected our manufacturing operations for compliance with FDA quality systems regulations, we remain subject to ongoing FDA quality systems regulation and inspection.

Limited Marketing, Sales and Service Experience

     We market, sell, service, and support the AutoPap System through a direct sales force (primarily in North America) and independent foreign distributors. We have limited marketing, sales and service experience, and may find it difficult to recruit and retain skilled sales, marketing, service or support personnel or foreign distributors. Our marketing and sales efforts may not be successful.

Risks Inherent in International Transactions

     We rely primarily on third-party distributors to place AutoPap Systems internationally. International transactions pose a number of risks, including regulatory delays or disapprovals with respect to our products, expenses and delays due to compliance with government controls, export license requirements, uncertain sales and collections due to political instability, reduced revenues due to price controls, reduced sales due to trade restrictions, changes in tariffs, and difficulties with foreign distributors.

Sole or Limited Source of Supply

     We purchase all components for the AutoPap System from outside vendors. A major component of the AutoPap System, the slide tray motion system, is supplied by a sole-source vendor. Certain other components, such as the video cameras, are currently supplied by single source vendors, and components provided by additional or replacement suppliers would require some modification to be used in the AutoPap System. We would be unable to quickly establish additional or replacement sources of supply for many AutoPap System components. In addition, we may need to obtain regulatory approval to substitute certain components. We cannot be sure of obtaining the necessary approvals. If one of our vendors becomes unable to supply acceptable components in a timely manner and in the quantity required we may need to delay or halt our manufacturing process. Any delay or cessation of manufacturing could adversely affect our business.

Governmental Regulation of Manufacturing

     Manufacturers of medical diagnostic devices face strict federal regulations regarding the quality of manufacturing. For example, the FDA periodically inspects the manufacturing facilities of diagnostic device manufacturers to determine compliance with regulations. Our current and future manufacturing and design operations must comply with these and all other applicable regulations, including regulations imposed by other governments. If we fail to comply with quality systems regulations we could face civil or criminal penalties or enforcement proceedings. These proceedings may require us to recall a product or to stop placing our products in service or selling our products. Similar results could occur if we violate foreign regulations. We may not be able to attain or maintain compliance with quality systems requirements. Any failure to comply with the applicable manufacturing regulations would have a material adverse effect on our business.

Competition

     Competition in the medical device industry is intense. To effectively compete, we must keep pace with the rapid product development and technological change in our industry. The AutoPap System competes with existing manual methods of screening Pap smears and with semi-automated systems. To compete effectively, the AutoPap System must demonstrate accuracy and cost effectiveness that equals or exceeds manual review of Pap smears. We are aware of three potential direct competitors:

- AutoCyte, Inc., which is developing a semi-automated system to prepare and analyze liquid-based Pap smears (a potential alternative to conventional Pap smears);

- Morphometrix Technologies Inc., which is developing an automated system to analyze monolayer Pap smears; and

- Neuromedical Systems, Inc. ("Neuromedical"), which has obtained regulatory approval for a semi-automated system that rescreens conventional Pap smears and may be developing a semi-automated primary screener.

     We also face indirect competition from companies that manufacture liquid-based or monolayer slide preparation systems and devices that automate various aspects of cytology. Cytyc Corporation is approved to market its ThinPrep System that prepares slides for cervical cancer screening using a liquid-based sampling and preparation technique as a replacement for the conventional Pap smear method.

     We believe that the AutoPap System must remain competitive in accuracy and effectiveness, cost (including both charges by us to the laboratory and the laboratory's labor and overhead costs), convenience, perception among influential cytopathologists and laboratories, and processing speed and reliability.

     Our competitors may develop new technologies and products that prove to be more effective than the AutoPap System in any of these ways. Furthermore, other companies may purchase or develop technologies that compete with the AutoPap System or render it obsolete. These competitors may manufacture, market and sell their products or services more successfully than us, which could adversely affect our business.

Dependence on Reimbursement

     Third-party healthcare payers in the United States are increasingly sensitive to containing healthcare costs and heavily scrutinize new technology as a primary factor in increased healthcare costs. Third-party payers may influence the pricing or perceived attractiveness of our products and services by regulating the maximum amount of reimbursement they provide or by not providing any reimbursement.

     Restrictions on reimbursement may limit the price we can charge for AutoPap System screening or reduce the demand for AutoPap System screening. If these payers do not reimburse for the AutoPap System screening, or provide reimbursement significantly below the amount laboratories charge patients to perform AutoPap System screening, our potential market will be significantly reduced. AutoPap System screening may never become widely reimbursed, and AutoPap reimbursement may not be sufficient to permit us to generate substantial revenue. Future healthcare legislation or other changes in the administration or interpretation of government healthcare or third-party reimbursement programs may also adversely affect our business. Third-party reimbursement also may not be available for the AutoPap System under foreign reimbursement systems.

Dependence on Single Product Line

     To date, we have concentrated on development of the AutoPap System. We have performed only limited research on other applications of our core technology. Accordingly, our success will depend primarily on the successful development and marketing of the AutoPap System to generate revenues. The AutoPap System may never be a commercial success.

Product Liability

     The commercial screening of Pap smears has generated significant malpractice litigation. As a result, we face product liability, errors and omissions or other claims if our products are alleged to have caused a false-negative diagnosis. Although we have product liability insurance, it will become increasingly difficult for us to obtain and maintain reasonable product liability coverage. Substantial increases in insurance premium costs often make coverage economically impractical. We may not be able to obtain adequate product liability insurance at a reasonable cost. Thus, product liability claims may adversely affect our business.

Dependence on Patents and Proprietary Rights; Risk of Third-Party
     Claims of Infringement

     We rely on a combination of patents, trade secrets and confidentiality agreements to protect our proprietary technology, rights and know-how. We hold 6 foreign patents, 54 U.S. patents
(issued or allowed), and have 24 additional U.S. patents pending. Pending patent applications may not ultimately issue as patents or, if patents do issue, may not be sufficiently broad to protect our proprietary rights. Competitors may challenge or circumvent our patents or pending applications. Our patents may never provide us with any competitive advantages. Our confidentiality agreements with employees and other parties may not protect the confidentiality of our trade secrets and proprietary information or provide meaningful protection for our confidential information. In addition, our competitors could independently develop our trade secrets or proprietary information.

     On July 15, 1996, Neuromedical filed a lawsuit against NeoPath, Inc. in the United States District Court for the Southern District of New York. The complaint alleged patent infringement, unfair competition, false advertising, and related claims. On September 5, 1996, we filed our answer and counter claims. In May 1998, a judge in the United States District Court for the Southern District of New York denied Neuromedical's motion for a preliminary injunction against us. The parties have agreed to dismiss their claims and counterclaims on all but the patent issues, and Neuromedical accordingly served an amended complaint on July 27, 1998 asserting only patent infringement claims. This lawsuit is still in the discovery stage, and a trial date has not been set. We believe NeoPath has a strong position in this action, and we will defend against these claims vigorously.

     On March 31, 1997, NeoPath filed a patent infringement lawsuit against Neuromedical in the United States District Court for the Western District of Washington. Our complaint alleges patent infringement and seeks permanent injunctions against Neuromedical. In March and April 1998 this lawsuit was amended, and NeoPath filed an additional related patent lawsuit against Neuromedical. Neuromedical filed a motion for summary judgment, which the court denied in April 1998. In October 1998, Neuromedical filed another motion for summary judgment that the court denied. We expect trial on the first
Washington lawsuit to begin in April 1999. The second Washington lawsuit is currently in the discovery stage.

     We  cannot  predict  the outcome of this patent  litigation.   An
unfavorable resolution of any of these issues could adversely affect our business.

Dependence on Key Personnel

     We depend heavily on the principal members of our management and scientific staff. The loss of their services might impede achievement of our strategic objectives or research and development. Our success depends on our ability to retain key employees and to attract
additional  qualified  employees.   Competition  for  highly   skilled
scientific and management personnel is intense. The failure to recruit such personnel or the loss of existing personnel could adversely affect our business. We do not carry key person life insurance on our executives or other key personnel.

Highly Volatile Stock Price; Potential Fluctuations in Future
     Quarterly Results

     The market price of our common stock has been, and may continue to be, highly volatile. The future price of the common stock is likely to be significantly influenced by results of our sales and marketing programs, the outcome of clinical trials by us or our competitors, concern about the safety or efficacy of our products or our competitors' products, announcements of technological innovations or new products, changes in governmental regulation, changes in healthcare legislation, developments in our patent or other proprietary rights or the rights of our competitors, fluctuations in our operating results, and general market and economic conditions.

     We expect our operating results to fluctuate significantly from quarter to quarter in the future. A number of factors may cause this fluctuation, including the rate and extent of domestic and international market acceptance of the AutoPap Screener; the mixture of fee-per-use and sale contracts; the timing and scope of clinical studies and corresponding regulatory submissions; the timing of domestic and foreign regulatory approvals; the level of research and development spending required for product enhancements and development of new technologies; the timing of approvals for AutoPap reimbursement; and the introduction and market acceptance of competing products or technologies.

Year 2000 Issue

     We need to modify or replace certain portions of our internal systems and product software and certain hardware so that those systems will properly recognize dates beyond December 31, 1999. However, we have identified no significant Year 2000 issues that cannot be resolved through software or hardware upgrades that are currently available or expected to be available soon. We are using our existing internal resources to reprogram or replace noncompliant internal systems and product hardware and software. We do not expect the total cost of the Year 2000 project to be material. We plan to complete the project by mid-1999.

     We have asked our significant suppliers and subcontractors about their Year 2000 compliance status. To date, we are not aware of any external agent with Year 2000 problems that would materially affect our results of operations, liquidity, or capital resources. However, we have no means of ensuring that these agents will be Year 2000 ready. If our suppliers and subcontractors do not complete their Year 2000 resolution process in a timely fashion we could face significant business interruptions that could harm our business. We cannot accurately predict the effect of non-compliance by external agents.

     We believe that we have developed an effective program to resolve the Year 2000 issues within our control in a timely manner. With modifications to NeoPath's products, existing internal software and conversions to new software, the Year 2000 Issue should not pose significant operational problems for our computer systems. However, if we or others do not make necessary modifications and conversions, or do not complete them on time, the Year 2000 Issue could disrupt NeoPath's operations and materially affect its business, financial condition, and results of operations.

                         SELLING SHAREHOLDERS

     The following table presents information regarding the selling shareholders and the number of shares they may offer by this prospectus.

                                      Shares That May      Shares Beneficially
                                          Be Sold          Owned After Offering
                                    ____________________   _____________________
                         Shares              Percentage            Percentage
                        Benefic-                 of                    of
                      ially Owned              Common                Common
                        Prior to               Stock                 Stock
Name of Shareholder     Offering    Amount   Outstanding   Amount  Outstanding
__________________     _________   _________ ___________  _______  ___________

The Kaufmann Fund,     2,071,000   1,821,000    10.5%     250,000       1.4%
Inc.

Capital Research       1,121,400     500,000     2.9%     621,400       3.6%
and Management
Company on behalf
of SmallCap World
Fund, Inc.

The Jenifer Altman        21,000       7,000        *      14,000          *
Foundation

Alza Corporation          21,000       6,000        *      15,000          *
Retirement Plan

Dean Witter               21,000       6,000        *      15,000          *
Foundation

The Ferris Hamilton       15,000       5,000        *      10,000          *
Family Trust

John J. & Catherine        4,000       4,000        *          --          *
H. Kayola

Arthur D. Little         160,000      60,000        *     100,000          *
Employee Investment
Plan

The Magee/Bernhard LLC    43,000      18,000        *      25,000          *

The Meehan Investment     16,000       4,000        *      12,000          *
Partnership I, L.P.

Margaret M. Legacy        21,000       6,000        *      15,000          *

NFIB Employee             32,000      12,000        *      20,000          *
Pension Trust

NFIB Corporate            28,000      15,000        *      13,000          *
Account

Norwalk Employees'        72,000      12,000        *      60,000          *
Pension Plan

Public Employee          270,000     120,000        *     150,000          *
Retirement System
of Idaho

Roanoke College           26,000       6,000        *      20,000          *

The A & JS Family LLC     27,000      11,000        *      16,000          *

City of Stamford          53,000      18,000        *      35,000          *
Firemen's Pension
Fund

State of Oregon          840,000     240,000     1.4%     600,000       3.5%
PERS/ZCG

Van Loben Sels            21,000       5,000        *      16,000          *
Foundation

The A & SW Family LLC     27,700      12,000        *      15,700          *

Wells Family LLC          31,000       6,000        *      25,000          *

Wolfson Investment        26,000       6,000        *      20,000          *
Partners LP
                       _________   _________    _____   _________      _____
                       4,968,100   2,900,000    16.7%   2,068,100      11.9%
_________

*  Less than 1%

     None of the selling shareholders has had any material relationship with NeoPath or its affiliates within the past three years. The selling shareholders purchased all of the shares from
NeoPath in a private transaction on February 9, 1999. All of the shares were "restricted securities" under the Securities Act prior to this registration.

     The selling shareholders have represented to us that they purchased the shares for their own account for investment only and not with a view towards selling or distributing them, except pursuant to sales registered under the Securities Act or exemptions. NeoPath agreed with the selling shareholders to file the registration statement to register the resale of the shares. NeoPath agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the earlier of (1) February 9, 2001 and (2) the date on which the selling shareholders have sold all the shares.

                         PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling shareholders and their successors (including donees and pledgees, who may sell shares they receive from the selling shareholders after the date of this prospectus). The selling shareholders or their successors may sell all of the shares from time to time in transactions in the over-the-counter market through Nasdaq, or on one or more other securities markets and exchanges, in privately negotiated transactions or through writing options on the shares. They may sell the shares at fixed prices that may change, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The selling shareholders may sell the shares to or through broker-dealers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers.

     The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers and that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

     NeoPath will not receive any proceeds from the sale of the shares
by  the  selling  shareholders.   NeoPath  may  suspend  use  of  this
prospectus under certain circumstances.

     The selling shareholders and broker-dealers who assist in the sale of the shares may be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any commissions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M of the Exchange Act may restrict their sales in the market.

     NeoPath will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the shares. NeoPath also has agreed to indemnify the selling shareholders and broker-dealers who assist in the sale of the shares against certain liabilities, including liabilities under the Securities Act. The selling shareholders may indemnify any agent, dealer or broker-dealer that assists them in selling the shares against certain liabilities, including liabilities arising under the Securities Act.

     We cannot guarantee that the selling shareholders will sell any or all of the shares.

                       VALIDITY OF COMMON STOCK

     Perkins Coie LLP, Seattle, Washington, will provide NeoPath with an opinion as to legal matters in connection with the common stock offered by this prospectus.

                                EXPERTS

     The financial statements of NeoPath, Inc. incorporated by reference in NeoPath, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

======================================================================

  We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of NeoPath may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.
                         ____________________


======================================================================

                           2,900,000 Shares


                             NEOPATH, INC.

                             Common Stock

                            ______________

                              PROSPECTUS
                            ______________


                           February 12, 1999

=================================================================

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts payable, by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee.

     SEC registration fee                              $  4,233
     Nasdaq National Market listing fee                  17,500
     Legal fees and expenses                             15,000
     Accounting fees and expenses                         5,000
     Miscellaneous fees and expenses                     10,000
                                                       ________
        Total                                          $ 51,733
                                                       ========

Item 15.  Indemnification of Directors and Officers

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law.

     Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 8 of the registrant's Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

Item 16.  Exhibits

    5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the Common Stock

    23.1  Consent of Ernst & Young LLP, independent auditors

    23.2  Consent of Perkins Coie LLP (contained in Exhibit 5.1)

    24.1  Power of Attorney (contained on signature page)

Item 17.  Undertakings

     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     D.   The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Redmond, State of Washington, on the 12th day of February, 1999.

                              NeoPath, Inc.

                              /s/ ALAN C. NELSON
                              ___________________
                              By:  Alan C. Nelson
                                   Chairman, President and Chief
                                   Executive Officer

                           POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Alan C. Nelson and Robert C. Bateman, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any related Rule 462(b) Registration Statement and any amendment thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 12th day of February, 1999.

      Signature                        Title
      _________                        _____

/s/ ALAN C. NELSON             Chairman, President, Chief
_______________________        Executive Officer, and Director
Alan C. Nelson                 (Principal Executive Officer)

/s/ ROBERT C. BATEMAN          Vice President, Finance, Chief
_______________________        Financial Officer, Treasurer and
Robert C. Bateman              Secretary (Principal Financial and
                               Accounting Officer)

/s/ THOMAS A. BONFIGLIO        Director
_______________________
Thomas A. Bonfiglio

/s/ CRISTINA H. KEPNER         Director
_______________________
Cristina H. Kepner

/s/ WALTER L. ROBB             Director
_______________________
Walter L. Robb

/s/ WILLIAM L. SCOTT           Director
_______________________
William L. Scott

/s/ DAVID A. THOMPSON          Director
_______________________
David A. Thompson

/s/ GAIL R. WILENSKY           Director
_______________________
Gail R. Wilensky

                                                          Exhibit 23.1


          CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We  consent  to  the  reference to our  firm  under  the  caption
"Experts" in the Registration Statement (Form S-3) and related Prospectus of NeoPath, Inc. for the registration of 2,900,000 shares of its common stock and to the incorporation by reference therein of our report dated January 21, 1998, with respect to the financial statements of NeoPath, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                     ERNST & YOUNG LLP
Seattle, Washington
February 12, 1999

                             EXHIBIT INDEX

    Exhibit
    Number
    _____

     5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the Common
               Stock

     23.1      Consent   of   Ernst  &  Young  LLP,  independent
               auditors

     23.2      Consent   of  Perkins  Coie  LLP  (contained   in
               Exhibit 5.1)

     24.1      Power of Attorney (contained on signature page)